Exhibit 21.1

Subsidiaries of Emeren Group Ltd

As of December 31, 2023, we conduct our business primarily through the following subsidiaries:

●Emeren New Energy S.à r.l., incorporated in Luxembourg;
●ReneSola Investment Management Ltd., incorporated in the British Virgin Islands;
●Emeren US LLC, incorporated in the United States;
●Emeren Power Canada, incorporated in Canada;
●Emeren Poland sp. z o.o., incorporated in Poland;
●Emeren Hungary Kft, incorporated in Hungary;
●EMEREN France S.A.R.L, incorporated in France;
●EMEREN NEW ENERGY SPAIN, S.L., incorporated in Spain;
●Emeren UK LTD, incorporated in the United Kingdom;
●Emeren New Energy Italy S.r.l., incorporated in Italy;
●Emeren Germany GmbH, incorporated in Germany;
●RE PV S.à r.l., incorporated in Luxembourg;
●Emeren New Energy Austria GmbH, Incorporated in Austria;
●Emeren (Zhejiang) PV Power Co., Ltd., incorporated in China;
●Zhejiang Emeren Investment Ltd., incorporated in China; and
●Emeren Power Shanghai LTD, incorporated in China.